Exhibit 99.1

MERGER FACT SHEET

On December 17, 2002 Essex Property Trust, Inc., (NYSE: ESS) - a fully integrated real estate investment trust that acquires, develops, redevelops and manages multifamily communities in targeted West Coast markets announced that it has acquired, by merger, John M. Sachs, Inc. - a private real estate owner based in San Diego, California - including its real estate asset portfolio valued at approximately $301 million.

Approximately 86% of the acquired real estate portfolio's value is comprised of apartment communities primarily located in the greater San Diego area of California. The remaining 14% of the portfolio's value is comprised of five recreational vehicle parks, two manufactured housing communities and two small office buildings.

Following the merger, Essex has ownership interests in 112 apartment communities, aggregating 23,699 units along with 1,521 apartment units in various stages of development.

Essex's total market capitalization as of December 17, 2002 was approximately $2.2 billion dollars, with a debt-to-total-market-capitalization ratio of 36.7 percent. Essex's mortgage notes payable at an average maturity of 8.6 years and an average interest rate of 6.8 percent.

The charts below illustrate the Company's market capitalization and debt summaries following the merger:

Following are pertinent QUESTIONS and ANSWERS you may have relating to the merger. If you have additional questions, please contact:

Mary Jensen, Director of Investor Relations at (650) 849-1656, or contact us via the Company's Web site at www.essexpropertytrust.com.

Q: Is shareholder approval required?

A: No, Shareholder approval is not required for this transaction. However, Essex's board of directors has unanimously approved the merger.

Q: Will any constituents from John M. Sachs, Inc. assume any type of partnership, Board seat, or officer position within the Essex organization?

A: The composition of Essex's Board of Directors and officers will remain the same as prior to the merger.

Q: How many Sachs employees will be employed by Essex following the merger?

A: None

Q: How is the merger structured - what forms of capital were used in the transaction?

A: The structure of the merger is as follows:

($ in millions)
Agreed value of Common Stock issued	$ 134
Assumed liabilities
Four mortgages on assets owned by John M. Sachs, Inc.	65
Assumed liabilities repaid subsequent to the close of the merger	33
Cash required to close	69
Approximate Asset Value of Acquired Portfolio	$ 301

Q: How many shares were issued in conjunction with the merger?

A: The company issued 2,719,845 shares of Essex's common stock at an agreed upon price of $49.25 totaling approximately $134 million.

Q: Who are the recipients of the common stock that was issued in conjunction with the transaction?

A: John M. Sachs and other members of the Sachs' family (through their Trusts)have become shareholders of Essex Property Trust as part of the merger transaction. The shares were issued as "restricted securities" as defined under Rule 144. Essex has agreed to file a registration agreement concerning shares issued in connection with the transaction within the next 30 days.

Q: What are the terms of the $65 million in assumed debt?

A: The Company assumed mortgages on four of the newly acquired properties for approximately $65 million with a fixed interest rate of 5.51% and maturing in December 2012.

Q: What were the sources of funds used to pay the cash required to close and repay the $33 million of assumed liabilities?

A: The primary source was four new mortgages placed on four of Essex's previously unencumbered properties in the amount of $62 million with a weighted average fixed interest rate of 5.64%, maturing in December 2012. In addition, the Company obtained a new $30 million unsecured line of credit, which was priced at LIBOR plus 112 basis points and matures in December 2003. The balance of the cash amount required to close the transaction was drawn on the Company's existing line of credit

Q: How much did the Company increase its short-term borrowings in conjunction with this transaction?

A: The Company increased its short-term borrowings by approximately $40 million in conjunction with the merger. The Company maintains its discipline of matching long-term assets with long-term capital and anticipates reducing its short-term borrowings with long-term fixed rate financing.

Q: What is the average age and the property class of the apartment communities?

A: The average age is approximately 27 years, and is comprised primarily of "B+ to C+ quality" buildings located in primarily "B" submarkets. This is typical of the product- type in these infill areas and consistent with Essex's business strategy of targeting supply-constrained West Coast markets. Generally, the properties are in good physical condition and have been well maintained.

Q: How do the occupancies of the assets acquired in the merger impact Essex's existing portfolio occupancy?

A: San Diego is one of the top performing apartment markets in the United States - the acquired apartment portfolio has an average occupancy of 97%, which is greater than Essex's existing property portfolio.

Q: As part of the merger Essex acquired a few real estate assets outside of it's current product-type and targeted markets. Does Essex plan on diversifying its holdings and expanding into other markets or product-types across the country?

A: Essex expects to continue its research driven approach to evaluate different markets that possess strong apartment fundamentals. We expect to remain focused on our targeted West Coast markets and have no immediate plans that deviate from that focus. The Company has no plans to sell any of the assets acquired in the merger.

Q: What are the market economics associated with the San Diego area, i.e., jobs, supply and rental rate growth?

A: The San Diego MSA job base has grown 1._% in 2002 and has averaged 3.8% over the last five years. Since 1996 increased demand for apartments has out stripped supply and rents have increased annually. Over the last five years single-family home prices have increased 71% or 11.4% on an annual average growth rate. The Company anticipates that rent growth in 2003 will increase 3.0% based on expected supply and demand fundamentals.

Q: Why didn't the FUND invest in these assets?

A: Since the acquisition of the properties were structured in a merger - the FUND was unable to accommodate this type of transaction.